STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into effective December 11, 2014 (the “Effective Date”) by and between David B. Doust, an individual (“Purchaser”) and Cubed, Inc., a Nevada corporation (“Seller”).  Purchaser and Seller shall each be referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H

WHEREAS, Seller is the record and beneficial owner of thirty (30) shares of common stock (the “Shares”) of WikiTechnologies, Inc., a Delaware corporation (the “Company”);

WHEREAS, Seller desires to sell the Shares to Purchaser, and Purchaser desires to purchase the Shares from Seller, on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the promises and respective mutual agreements herein contained, it is agreed by and between the Parties hereto as follows:

ARTICLE 1

SALE AND PURCHASE OF THE SHARES

1.1

Sale of the Shares.  At the Closing (defined in Section 3 hereof), which shall occur on the Effective Date, or at such other time mutually agreed upon between the constituent Parties (the “Closing Date”), subject to the terms and conditions herein set forth, and on the basis of the representations, warranties and agreements herein contained, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Shares.

1.2

Instruments of Conveyance and Transfer.  At the Closing, Seller shall deliver to Purchaser an Irrevocable Stock Power, along with a Directors’ Resolution of Seller approving the sale of the Shares, in form and substance satisfactory to Purchaser as shall be effective to vest in Purchaser all right, title and interest in and to the Shares.

1.3

Consideration and Payment for the Shares.  As consideration for the Shares, effective at the Closing, Purchaser hereby agrees to reduce the amount of money owed by Seller to Purchaser for bridge loans by the amount of One Hundred Sixty Nine Thousand Eight Hundred Thirty Dollars ($169,830), constituting outstanding principal of One Hundred Fifty Three Thousand Dollars ($153,000) and accrued but unpaid interest of Sixteen Thousand Eight Hundred Thirty Dollars ($16,830) (the “Purchase Price”).

ARTICLE 2

REPRESENTATIONS AND COVENANTS OF SELLER AND PURCHASER

2.1

The Seller hereby represents and warrants that:

(a)

Seller has title in and to the Shares free and clear of all liens, security interests, pledges, encumbrances, charges, restrictions, demands and claims, of any kind and nature whatsoever.

(b)

Seller shall transfer title, in and to the Shares, to Purchaser free and clear of all liens, security interests, pledges, encumbrances, charges, restrictions, demands and claims, of any kind and nature whatsoever, whether direct or indirect or contingent.

(c)

Seller has the full right, power and authority to enter into this Agreement and to carry out and consummate the transaction contemplated herein.  This Agreement constitutes the legal, valid and binding obligation of Seller.

(d)

Seller makes no guarantee as to the resaleability of the Shares including, but not limited to, any resale restrictions placed on the Shares by the Company or any of its agents or regulatory bodies.

2.2.

Purchaser hereby represents and warrants that:

(a)

Purchaser has the full right, power and authority to enter into this Agreement and to carry out and consummate the transaction contemplated herein.  This Agreement constitutes the legal, valid and binding obligation of Purchaser.

ARTICLE 3

CLOSING AND DELIVERY OF DOCUMENTS

Closing.  The Closing shall occur immediately upon execution of this Agreement and receipt by the Purchaser of the Shares as set forth in Section 1.2.  The Closing shall occur on the Closing Date (subject to the last sentence of Section 1.1).

ARTICLE 4

TERMINATION, AMENDMENT AND WAIVER

4.1

Termination.  Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned only by the mutual consent of all of the Parties.

4.2

Waiver and Amendment.  The failure or delay of any Party at any time or times to require performance of any provision hereof or to exercise its rights with respect to any provision hereof shall in no manner operate as a waiver of or affect such Party's right at a later time to enforce the same.  No waiver by any Party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty.  No modification or amendment of this Agreement shall be valid and binding unless it be in writing and signed by all Parties hereto.

ARTICLE 5

MISCELLANEOUS

5.1

Governing Law.  This Agreement and the rights of the Parties hereunder shall be governed by and construed in accordance with the laws of the State of Nevada, including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws.

5.2

Venue.

  The Parties submit to the jurisdiction of the Courts of the State of Nevada or a federal court empanelled in the State of Nevada, County of Clark, for the resolution of all legal disputes arising under the terms of this Agreement.

5.3

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

5.4

Expenses and Attorneys’ Fees.  Except as otherwise provided herein, if a dispute should arise between the Parties including, but not limited to arbitration, the prevailing Party shall be reimbursed by the nonprevailing Party for all reasonable expenses incurred in resolving such dispute, including reasonable attorneys' fees exclusive of such amount of attorneys' fees as shall be a premium for result or for risk of loss under a contingency fee arrangement.

5.5

Taxes.  Any income taxes required to be paid in connection with the payments due hereunder, shall be borne by the Party required to make such payment.  Any withholding taxes in the nature of a tax on income shall be deducted from payments due, and the Party required to withhold such tax shall furnish to the Party receiving such payment all documentation necessary to prove the proper amount to withhold of such taxes and to prove payment to the tax authority of such required withholding.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the date first written hereinabove.

“Seller”	“Purchaser”

Cubed, Inc.,
a Nevada corporation

/s/ Joseph White	/s/ David B. Doust
By: Joseph White	David B. Doust
Its: CTO and Director